Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The 2001 Equity Participation Plan of PriceSmart, Inc. and The 2002 Equity Participation Plan of PriceSmart, Inc., which is expected to be filed on or about April 16, 2009, of our report dated November 6, 2008, with respect to the consolidated financial statements of PriceSmart, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended August 31, 2008, and the financial statement schedule of PriceSmart, Inc. and the effectiveness of internal control over financial reporting of PriceSmart, Inc., included therein, filed with the Securities and Exchange Commission.

          /s/ Ernst & Young LLP

San Diego, California
April 16, 2009